Exhibit 99.3

Contact: Charles Lambert Finance Director Medical Properties Trust, Inc. (205) 397-8897 clambert@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST IN $400 MILLION

TRANSACTION WITH ERNEST HEALTH, INC. TO ADD 16

HOSPITALS TO PORTFOLIO

FFO Accretion of 26%

Birmingham, AL –January 31, 2012 – Medical Properties Trust, Inc. (NYSE: MPW) today announced that it has agreed to a series of transactions with Ernest Health, Inc. that will add 16 existing post acute care hospitals to MPT’s investment portfolio for approximately $300 million. In addition, the Company will acquire a significant percentage of Ernest Health’s operations, in partnership with Ernest Health’s management team. This $400 million transaction increases Medical Properties Trust’s overall assets by 25 percent, to more than $2.0 billion.

Upon completion of the transactions, which is subject to regulatory and other customary conditions, MPT is expected to have investments in 78 hospital facilities in 24 states, total assets of approximately $2.0 billion and no tenant group that represents more than 20% of its total assets. The transactions are expected to add approximately $0.19 per share in funds from operations in the 12 months following the closing, which is anticipated to occur during the first quarter of 2012. Based on MPT’s most recently disclosed expectations of future FFO, the incremental FFO from the Ernest transactions will represent an increase of 26%.

Founded in 2003, Ernest Health, Inc. is one of the nation’s leading operators of long-term acute care hospitals (“LTACHs”) and inpatient rehabilitation hospitals (“IRFs”). Headquartered in Albuquerque, New Mexico, Ernest operates 16 properties (8 LTACHs and 8 IRFs) with 606 beds across nine states. Subsequent to the transactions, Ernest will be managed pursuant to agreements with current executive management, including Darby Brockette, Ernest’s Chief Executive Officer.

“We are delighted to welcome Ernest Health to the MPT family of premier healthcare facilities,” said Edward K Aldag, Jr., chairman, president and CEO of Medical Properties Trust, Inc. “We have known the Ernest management team for a long time and we have watched the company grow from its inception during the same year MPT was founded. We have been very impressed with Ernest’s growth and with the management team’s dedication to the delivery of high quality healthcare.” Aldag continued, “With transformative, highly accretive transactions like these, we continue to demonstrate our unique ability to create high quality long term sources of cash flow from hospital real estate. Completing these transactions will give MPT upside potential to the long term growth of Ernest, and adds another premiere post acute hospital operator to our relationships with others such as Vibra, Kindred, Healthsouth, LifeCare, Cornerstone and Post Acute.”

Among other benchmarks of quality, Aldag noted that Ernest Health’s inpatient rehabilitation facilities have been ranked among the top five percent of more than 800 IRFs in the United States – and that has held true of each Ernest rehabilitation hospital during each year of its operations. “This commitment to outstanding patient outcomes is only one of the many factors that make the acquisition of Ernest Health so attractive,” Aldag said.

Transaction Details

MPT will acquire the real estate assets of 12 Ernest facilities for an aggregate purchase price of $200 million, and lease the properties back to Ernest under a master lease structure with an initial term of 20 years and three five-year extension options. The real estate of four other Ernest facilities will serve as first lien collateral under a $100 million master mortgage loan with economic terms substantially similar to the master lease. The master lease, the master mortgage loan and the development agreements are all cross-defaulted and cross-collateralized.

A venture between an MPT affiliate and existing management of Ernest will acquire Ernest Health, Inc. for approximately $100 million, including approximately $96.5 million in MPT financing. MPT will have rights to a significant percentage of the profits and distributions of Ernest.

The Company intends to fund the acquisition with a combination of borrowings under MPT’s revolving credit facility, borrowings under a new term loan facility, as described below, net proceeds from other debt or equity capital market issuances, or a combination of the foregoing.

RBC Capital Markets, LLC acted as MPT’s exclusive financial advisor for this transaction.

PORTFOLIO UPDATE AND FUTURE OUTLOOK

Upon completion of this transaction, Medical Properties Trust’s portfolio metrics will approximate the following:

•	Largest operator will comprise 20% of pro forma total assets;
•	Assets in California will comprise 22% of pro forma total assets;
•	MPT’s largest property will make up 4% of pro forma total assets;
•	General acute care hospitals will comprise approximately 51% of total invested assets, LTACHs 27%, and IRFs 21%

At December 31, 2011, the Company had total real estate investments of approximately $1.5 billion comprised of 62 healthcare properties in 21 states leased to 20 hospital operating companies. Based solely on the portfolio as of December 31, 2011, the Ernest transactions, the related financing transactions, and the first quarter completion of the Florence hospital currently under construction, the Company estimates that annualized Normalized FFO per share would approximate $0.88 to $0.92 per diluted share. The Florence Hospital in Arizona, which is expected to open in the first quarter of 2012, will add approximately $0.03 of FFO annually per diluted share, as previously announced. Such amounts do not include any amount for income from operating company equity.

This estimate will change if, among other things, the Ernest transactions are not completed, the Company acquires additional assets, market interest rates change, debt is refinanced, new shares of common stock are issued, additional debt is incurred, assets are sold, the River Oaks property is leased, other operating expenses vary or existing leases do not perform in accordance with their terms. In addition, these estimates do not include the effects, if any, of real estate operating costs, litigation costs, debt refinancing costs, acquisition costs, new interest rate hedging activities, write-offs of straight-line rent or other non-recurring or unplanned transactions; nor do they include earnings, if any, from the Company’s profits interests or other investments in lessees.

“This is just the beginning of 2012 and there is still plenty of time left for making other investments this year,” Aldag concluded. “There are many other opportunities to invest with other strong hospital operators like Ernest Health, and we are enthused about the additional growth possibilities in 2012 and beyond.”

SENIOR CREDIT FACILITIES

In connection with announcement of the Ernest transactions, on January 31, 2012, the Company received a commitment letter and term sheet for an $80.0 million senior unsecured term loan facility from J.P. Morgan Chase Bank, N.A. and RBC Capital Markets, LLC. The term sheet provides for customary financial and operating covenants, substantially consistent with the Company’s existing revolving credit facility, including covenants relating to total leverage ratio, fixed charge coverage ratio, mortgage secured leverage ratio, recourse mortgage secured indebtedness, consolidated adjusted net worth, unsecured leverage ratio and interest coverage ratio, and covenants restricting the incurrence of debt, imposition of liens, the payment of dividends and entering into affiliate transactions. The term sheet also provides for customary events of default, including among others, nonpayment of principal or interest, material inaccuracy of representations and failure to comply with our covenants.

The Company expects to close and fund the new term loan facility concurrently with the closing of the Ernest transactions. Effectiveness of the new term loan facility is subject to, among other things, definitive documentation and the satisfaction of customary closing conditions. The Company cannot guarantee that it will be able to successfully close the new term loan facility on the terms described herein or at all.

The Company’s existing revolving credit facility includes an accordion feature pursuant to which borrowings thereunder can be increased up to $400.0 million from $330.0 million. The Company requested a $70 million increase in its revolving credit facility contemporaneously with the closing of the new term loan facility. The Company expects that the administrative agent under the revolving credit facility will arrange a syndicate of lenders willing to hold the requested incremental revolving commitments but the Company cannot guarantee that commitments will be obtained for this incremental facility.

CONFERENCE CALL AND WEBCAST

The Company has scheduled a conference call and webcast on Tuesday, January 31, 2012at 4:30 p.m. Eastern Time to present the Company’s financial and operating results for the quarter and year ended December 31, 2011 and to discuss this acquisition. The dial-in telephone numbers for the conference call 800-573-4842(U.S.) and 617-224-4327 (International); using passcode 18361530. The conference call will also be available via webcast in the Investor Relations’ section of the Company’s website, www.medicalpropertiestrust.com.

A telephone and webcast replay of the call will be available from shortly after the completion through February 14, 2012. Telephone numbers for the replay are 888-286-8010 and 617-801-6888 for U.S. and International callers, respectively. The replay passcode is 57805063.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a Birmingham, Alabama based self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. These facilities include inpatient rehabilitation hospitals, long-term acute care hospitals, regional acute care hospitals, ambulatory surgery centers and other single-discipline healthcare facilities, such as heart hospitals and orthopedic hospitals.For more information, please visit the Company’s website at www.medicalpropertiestrust.com.

The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: the possibility that the Ernest transactions are not consummated; if consummated, new risks related to integrating the Ernest assets and business; the potential adverse consequences related to financing the Ernest acquisitions with debt; the capacity of the Company’s tenants to meet the terms of their agreements; annual Normalized FFO per share; the amount of acquisitions of healthcare real estate, if any; the repayment of debt arrangements; statements concerning the additional income to the Company as a result of ownership interests in certain hospital operations and the timing of such income; the restructuring of the Company’s investments in non-revenue producing properties; the payment of future dividends, if any; completion of additional debt arrangements; and additional investments; national and economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or healthcare real estate in particular. For further discussion of the factors that could affect outcomes, please refer to the “Risk factors” section of the Company’s Form 10-K for the year ended December 31, 2010, as amended, and as updated by our subsequently filed Quarterly Reports on Form 10-Q and our other SEC filings. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.

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